EXHIBIT 10.7

                             EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), dated as of January 18, 1996, between AMERICAN BODY ARMOR & EQUIPMENT, INC., a Florida corporation (the "Company"); and J. MICHAEL ELLIOTT (the "Employee").

                             W I T N E S S E T H :

WHEREAS, the Company desires to employ the Employee and to be assured of his services on the terms and conditions hereinafter set forth; and

        WHEREAS, the Employee is willing to accept such employment on such terms and conditions; and

WHEREAS, the parties desire to terminate the Employment Agreement, dated as of January 1, 1994, between the Company and the Employee, as amended (the "1994 Employment Agreement"), and to have the terms and provisions of this Agreement govern their respective rights and obligations.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

        1. Termination of 1994 Employment Agreement; Employment. The 1994 Employment Agreement is hereby terminated in all respects and shall be of no further force or effect, and from and after the date hereof, the terms and provisions of this Agreement shall govern the respective rights and obligations of the parties hereto with respect to the subject matter hereof. The Company hereby employs the Employee as a Vice President of the Company, and the Employee accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2. Term. The term of this Agreement shall be one (1) year, commencing on the date hereof and ending on January 17, 1997 (the "Initial Term"), subject to earlier termination pursuant to the provisions of Section 10 herein. At the Company's option, the employment of the Employee shall automatically continue hereunder following the Initial Term for a two (2) year period (the "First Renewal Term") on the same terms and conditions as herein set forth; provided, that if the Company elects not to renew this Agreement at the expiration of the Initial Term, the Company shall give the Employee written notice at least thirty (30) days prior to the expiration of the Initial Term of its election not to renew this Agreement. The employment of the Employee shall automatically continue hereunder following the First Renewal Term for successive one (1) year periods (the "Further Renewal Terms") (on terms to be mutually agreed upon by the parties), unless the Company or the Employee gives notice to the other at least sixty (60) days prior to the end of the First Renewal Term of its or his election to terminate this Agreement at the end of the First Renewal Term. Subsequent to the First Renewal Term, the employment of the Employee hereunder may be terminated at the end of any Further Renewal Term by delivery by either the Employee or the Company of a written notice to the other party at least sixty (60) days prior to the end of any Further Renewal Term.

3. Duties. During the term of this Agreement, the Employee shall serve as the a Vice President of the Company and shall perform all duties commensurate with his position and as may be assigned to him by an officer of the Company. The Employee shall devote his full business time and energies to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company and to diligently and competently perform the duties of his position.

        4. Compensation and Benefits. (a) During the term of this Agreement, the Company shall pay to the Employee, and the Employee shall accept from the Company, as compensation for the performance of services under this Agreement and the Employee's observance and performance of all of the provisions hereof, a salary of $100,000 per year (the "Base Compensation"). The Employee's salary shall be payable in accordance with the normal payroll practices of the Company and shall be subject to withholding for applicable taxes and other amounts.

        (b) During the term of this Agreement, the Employee shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, the Company's medical insurance and other fringe benefit plans or policies as the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time. The Company retains the right to terminate or alter any such plans or policies from time to time. The Employee shall also be entitled to four weeks paid vacation each year, sick leave and other similar benefits in accordance with policies of the Company from time to time in effect for personnel with commensurate duties.

(c) The Employee shall be entitled to receive non-qualified options to purchase 8,500 shares of the Company's common stock and incentive stock options to purchase 11,500 shares of the Company's common stock, in each case at an exercise price of $.97 per share of common stock. Such options shall be exercisable for a period of eight (8) years from the date of grant, and all of such options shall vest on January 18, 1999; provided, however, that in the event that the Company elects not to renew this Agreement upon expiration of the Initial Term, or in the event that this Agreement is terminated by the Company without cause prior to the expiration of the Initial Term or the First Renewal Term, or a "change in control" (as hereinafter defined) occurs, then a pro-rata number of such options shall vest on the date of such termination, non-renewal or change in control, as the case may be, based upon the number of months elapsed under this Agreement in relation to the total number of months during the Initial Term and the First Renewal Term of this Agreement, and the balance of such options shall no longer be exercisable by the Employee, and shall terminate; and, provided, further, that upon a breach by the Employee of the provisions of Sections 7 or 8 hereof, the Employee shall have no right to exercise any such options granted hereunder or otherwise held by the Employee. The Employee shall also be entitled to participate, at the sole and absolute discretion of the Compensation
Committee of the Board of Directors of the Company, in the Company's incentive stock option plan. Such participation shall be based upon, among other things, the Employee's performance and the Company's performance. In addition, the Employee may be entitled, during the term of this Agreement, to receive such additional options, at such exercise prices and other terms, and/or to participate in such other bonus plans, whether during the term of this Agreement or upon termination pursuant to Section 10 hereof, as the Compensation Committee of the Board of Directors of the Company may, in its sole and absolute discretion, determine.

(d) The Company shall reimburse the Employee for gasoline, routine maintenance and certain other reasonable automobile expenses (to be determined by the Company) in connection with the Employee's business use of his personal automobile. In addition, the Company shall reimburse the Employee for the Employee's monthly dock rental at Pablo Creek Marina.

5. Reimbursement of Business Expenses. During the term of this Agreement, upon submission of proper invoices, receipts or other supporting documentation satisfactory to the Company and in specific accordance with such guidelines as may be established from time to time by the Company's Board of Directors, the Employee shall be reimbursed by the Company for all reasonable business expenses actually and necessarily incurred by the Employee on behalf of the Company in connection with the performance of services under this Agreement.

        6. Representation of Employee. The Employee represents and warrants that he is not party to, or bound by, any agreement or commitment, or subject to any restriction, including but not limited to agreements related to previous employment containing confidentiality or noncompete covenants, which in the future may have a possibility of adversely affecting the business of the Company or the performance by the Employee of his duties under this Agreement. The Employee further covenants and agrees that except as herein provided, he will not sell, transfer, assign, pledge or otherwise dispose of any shares of capital stock or securities convertible into capital stock of the Company until (i)
January 18, 1997, in the case that the Company chooses not to renew this Agreement for the First Renewal Term, or (ii) January 18, 1999 if the Employee chooses not to renew this Agreement, or if this Agreement is renewed for the First Renewal Term; provided, however, that the restrictions with respect to such dispositions as set forth in this sentence shall not apply to the Employee in the event of a "change in control" of the Company. For purposes hereof, a "change in control" of the Company shall be deemed to have occurred in the event that: (i) (A) Warren B. Kanders ("Kanders") is no longer Chairman of the Board of Directors of the Company, or (B) Kanders and entities controlled by Kanders do not, through the ownership of voting securities or otherwise, control the election of the Board of Directors of the Company, and (ii) Kanders and entities controlled by Kanders own in the aggregate less than 25% of the issued and outstanding shares of common stock of the Company.

7. Confidentiality. For purposes of this Section 7, all references to the Company shall be deemed to include the Company's affiliates and subsidiaries.

(a) Confidential Information. The Employee acknowledges that as a result of his employment with the Company, the Employee has and will continue to have knowledge of, and access to, proprietary and confidential information of the Company, including, without limitation, research and development plans and results, software, data bases, technology, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, product information, product availability, pricing information, financial, business and marketing information and plans and the identity of customers and suppliers (collectively, the "Confidential Information"), and that such information, even though it may be contributed, developed or acquired by the Employee, constitutes valuable, special and unique assets of the Company developed at great expense which are the exclusive property of the Company. Accordingly, the Employee shall not, at any time, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a need for such information for purposes in the best interests of the Company, and except for such information which is or becomes of general public knowledge from authorized sources other than the Employee. The Employee acknowledges that the Company would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

(b) Return of Confidential Information. Upon the termination of Employee's employment with the Company, the Employee shall promptly deliver to the Company all drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials relating to the Company's business, including without limitation any materials incorporating Confidential Information, which are in the Employee's possession or control.

8. Noncompetition. For purposes of this Section 8, all references to the Company shall be deemed to include the Company's affiliates and subsidiaries. The Employee will not utilize his special knowledge of the business of the Company and his relationships with customers, suppliers of the Company and others to compete with the Company. During the term of this Agreement and for a period of six (6) months (in the case of expiration or termination after the Initial Term), or one (1) year (in the case of expiration or termination after the First Renewal Term or any Further Renewal Term) after the expiration or termination of this Agreement, the Employee shall not engage, directly or indirectly or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner, stockholder or lender (except with respect to his employment by the Company), or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or substantially similar to that engaged in by the Company, including without limitation, the development, manufacture and distribution of bullet and projectile resistant garments, including bullet resistant and sharp instrument penetration resistant vests, bullet resistant blankets, bomb disposal suits and helmets, bomb protection and disposal equipment and load bearing vests, and other ballistic protection and security equipment, including explosive ordnance device (EOD) handling and detection equipment, EOD suppression and disposal equipment, helmets, face masks, shields, hard armor ballistic plates, customized armor for vehicles and other custom armored products, and related products, or any other business engaged in by the Company at the time in question for which the Employee is directly or indirectly responsible (it being understood hereby, that the ownership by the Employee of 5% or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 8); provided, however, that in the event the Employee is terminated without cause, then the provisions of this Section 8 will continue to be applicable to the Employee, except that, in the event that Base Compensation is not paid to the Employee pursuant to Section 10(d) hereof, then the restrictions on sale of the Company's securities contained in Section 6 hereof shall not be applicable to the extent necessary to allow the Employee to sell a sufficient number of shares of common stock of the Company as will result in gross proceeds to the Employee equal to his Base Compensation during such six (6) month or one (1) year period, as the case may be, as described in this Section 8, less any salary, commissions, wages or other income received by the Employee from any other source during such period. In the event that this Agreement is not renewed by the Company after the Initial Term, then the Company shall, upon each payroll period of the Company, for a period of six (6) months or, if sooner, the date on which gross proceeds of $50,000 are realized by the Employee from a sale of his shares of common stock of the Company as hereinafter described, loan to the Employee an amount equal to his Base Compensation for such period, bearing interest at a rate per annum equal to the base rate as established by Citibank, N.A., and the Employee shall repay such loan from the proceeds of the sale of his shares of common stock of the Company. The restrictions on sale of the Company's securities contained in Section 6 hereof shall not be applicable to the extent necessary to permit the sale hereinabove described. During the same six (6) month or one (1) year non-competition period, as the case may be, the Employee shall not, and shall not permit any of his employees, agents or others under his control to, directly or indirectly, on behalf of himself or any other person, (i) call upon, accept business from, or solicit the business of any person who is, or who had been at any time during the preceding two years, a customer of the Company or any successor to the business of the Company, or otherwise divert or attempt to divert any business from the Company or any such successor, or (ii) directly or indirectly recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by, the Company or any successor to the business of the Company to terminate his or her employment or other relationship with the Company or such successor, or hire any person who has left the employ of the Company or any such successor during the preceding two years. The Employee shall not at any time, directly or indirectly, use or purport to authorize any person to use any name, mark, logo, trade dress or other identifying words or images which are the same as or similar to those used at any time by the Company in connection with any product or service, whether or not such use would be in a business competitive with that of the Company. Any breach or violation by the Employee of the provisions of this Section 8 shall toll the running of any time periods set forth in this Section 8 for the duration of any such breach or violation.

9. Remedies. The restrictions set forth in Sections 7 and 8 are considered by the parties to be fair and reasonable. The Employee acknowledges that the restrictions contained in Section 7 and 8 will not prevent him from earning a livelihood. The Employee further acknowledges that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event of a breach of the provisions of Sections 7 or 8. Accordingly, the Employee agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, and shall be entitled to receive reimbursement from the Employee for all attorneys' fees and expenses incurred by the Company in enforcing these provisions. If any provisions of Sections 7, 8, or 9 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 7, 8, or 9 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

10. Termination. This Agreement may be terminated prior to the expiration of the term set forth in Section 2 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 10.

(a) Death. This Agreement will terminate immediately and automatically upon the death of the Employee. In the event that this Agreement is terminated upon the death of the Employee, then a pro-rata number of options for the purchase of common stock of the Company granted to the Employee, based upon the number of months elapsed under this Agreement in relation to the total number of months during the Initial Term and the First Renewal Term of this Agreement, shall accrue to the estate of the Employee (the "Accrued Death Options"), and such Accrued Death Options shall vest on January 18, 1999, and the balance of any options shall no longer be exercisable by the Employee or his estate, and shall terminate.

(b) Disability. This Agreement may be terminated at the Company's option, immediately upon notice to the Employee, if the Employee shall suffer a permanent disability. For the purposes of this Agreement, the term
"permanent disability" shall mean the Employee's inability to perform his duties under this Agreement for a period of 90 consecutive days or for an aggregate of 120 days, whether or not consecutive, in any twelve month period, due to illness, accident or any other physical or mental incapacity, as solely determined by the Board of Directors of the Company. In the event that this Agreement is terminated upon the permanent disability of the Employee, then a pro-rata number of options for the purchase of common stock of the Company granted to the Employee, based upon the number of months elapsed under this Agreement in relation to the total number of months during the Initial Term and the First Renewal Term of this Agreement, shall accrue to the Employee (the "Accrued Disability Options"), and such Accrued Disability Options shall vest on January 18, 1999, and the balance of any options shall no longer be exercisable by the Employee, and shall terminate.

(c) Cause. This Agreement may be terminated at the Company's option, immediately upon notice to the Employee, upon: (i) breach by the Employee of any material provision of this Agreement; (ii) gross negligence or willful misconduct of the Employee in connection with the performance of his duties under this Agreement, or Employee's willful refusal to perform any of his duties or responsibilities required pursuant to this Agreement; (iii) fraud, criminal conduct, dishonesty or embezzlement by the Employee; or (iv) Employee's misappropriation for personal use of assets or business opportunities of the Company.

(d) Without Cause. This Agreement may be terminated at any time by the Company without cause upon giving the Employee three (3) days prior written notice of such termination. In such event, the Employee shall be entitled to receive his Base Compensation in accordance with the provisions of Section 4(a) hereof throughout the balance of the term of this Agreement, reduced, dollar for dollar, with any salary, commissions, wages or other income received by him from any other source during such period.

11. Miscellaneous.

(a) Survival. The provisions of Sections 7, 8, and 9 shall survive the termination of this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

(c) Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that Employee's compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

(d) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

(e) Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Company to another company, or upon the merger or consolidation of the Company with another company, this Agreement shall inure to the benefit of, and be binding upon, both Employee and the company purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were the Company; and provided, further, that the Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and assigns.

(f) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

To the Company:  American Body Armor &
                         Equipment, Inc.
                         85 Nassau Place
                         Yulee, Florida  32097
                         Attn.: Jonathan M. Spiller

With a copy to:  Kane Kessler, P.C.
                         1350 Avenue of the Americas
                         New York, New York 10019
                         Attn.: Robert L. Lawrence, Esq.

To the Employee: J. Michael Elliott
                         4025 Shoal Creek Lane E.
                         Jacksonville, FL 32225

(g) Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(h) Jurisdiction; Venue. This Agreement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Any breach of any provision of this Agreement shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York, and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts of New York County, New York for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement.

(i) Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof.

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Agreement as of the date set forth above.

AMERICAN BODY ARMOR & EQUIPMENT, INC.

By:/s/ Jonathan M. Spiller
                                Name: Jonathan M. Spiller

                                Title: President and
                                       Chief Executive Officer

                                /s/ J. Michael Elliott
                                J. Michael Elliott